Exhibit 10.1
FORM OF CHANGE IN CONTROL AGREEMENT
Infinity Energy Resources, Inc. entered into Change in Control Agreements in substantially the form attached with the following executive officers:
James A. Tuell
Timothy A. Ficker
James W. Dean
For Messrs. Tuell, Ficker, and Dean, the multiples provided in Section 4(b) are 2.0, 1.5, and 1.0 respectively.

CHANGE IN CONTROL AGREEMENT
     AGREEMENT by and between Infinity Energy Resources, Inc., a Delaware corporation (the “Company”), with offices at 950 Seventeenth Street, Suite 800, Denver, Colorado 80202 and ____________(the “Executive”), an individual residing in the State of Colorado, dated as of June 9, 2006.
     WHEREAS, the Company recognizes that the current business environment makes it difficult to attract and retain highly qualified executives unless a certain degree of security can be offered to such individuals against organizational and personnel changes which frequently follow changes in control of a corporation; and
     WHEREAS, even rumors of acquisitions or mergers may cause executives to consider major career changes in an effort to assure financial security for themselves and their families; and
     WHEREAS, the Company desires to assure fair treatment of its executives in the event of a Change in Control (as defined below) and to allow them to make critical career decisions without undue time pressure and financial uncertainty, thereby increasing their willingness to remain with the Company notwithstanding the outcome of a possible Change in Control transaction; and
     WHEREAS, the Company recognizes that its executives will be involved in evaluating or negotiating any offers, proposals or other transactions which could result in Changes in Control of the Company and believes that it is in the best interest of the Company and its stockholders for such executives to be in a position, free from personal financial and employment considerations, to be able to assess objectively and pursue aggressively the interests of the Company’s stockholders in making these evaluations and carrying on such negotiations; and
     WHEREAS, the Board of Directors (the “Board”) of the Company believes it is essential to provide the Executive with compensation arrangements upon a Change in Control that provide the Executive with individual financial security and that are competitive with those of other corporations, and in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
     NOW THEREFORE, the parties, for good and valuable consideration and intending to be legally bound, agree as follows:
     1. Operation and Term of Agreement. This Agreement shall be effective as of the date first set forth above. This Agreement may be terminated by the Company upon 12 months’ advance written notice to the Executive; provided, however, that after a Change in Control of the Company during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties under the Agreement are satisfied and the Protection Period has expired. Prior to a Change in Control this Agreement shall immediately terminate upon termination of the Executive’s employment or upon the Executive’s ceasing to be an elected officer of the Company.

     2. Certain Definitions. For purposes of this Agreement, the following words and phrases shall have the following meanings:
          (a) “Cause” shall mean (i) the continued failure by the Executive to perform his material responsibilities and duties toward the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), (ii) the engaging by the Executive in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise, (iii) the conviction of the Executive of a felony, or (iv) the commission or omission of any act by the Executive that is materially inimical to the best interests of the Company and that constitutes on the part of the Executive common law fraud or malfeasance, misfeasance, or nonfeasance of duty; provided, however, that Cause shall not include the Executive’s lack of professional qualifications. For purposes of this Agreement, an act, or failure to act, on the Executive’s part shall be considered “willful” or “reckless” only if done, or omitted, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The Executive’s employment shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to the Executive (A) reasonable notice setting forth the reasons for the Company’s intention to terminate the Executive’s employment for Cause, (B) a reasonable opportunity, at any time during the 30-day period after the Executive’s receipt of such notice, for the Executive, together with his counsel, to be heard before the Board, and (C) a Notice of Termination (as defined in Section 12 below) stating that, in the good faith opinion of not less than a majority of the entire membership of the Board, the Executive was guilty of the conduct set forth in clauses (i), (ii), (iii) or (iv) of the first sentence of this Section 2(a).
          (b) “Change in Control” shall mean the first to occur of the following events specified in (i), (ii), (iii), (iv), (v) or (vi) (but no event other than the specified events): (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities (other than (x) the Company, (y) any subsidiary of the Company, (z) one or more employee benefit plans maintained by the Company), or (xx) any noteholders or warrantholders under the Securities Purchase Agreement dated as of January 13, 2005 among Infinity, Inc., the predecessor of the Company, and HFTP Investment L.L.C., AG Domestic Convertibles, L.P. and AG Offshore Convertibles Ltd., as further amended, supplemented and modified (the “Promethean Purchase Agreement”)); (ii) any noteholders or warrantholders under the Promethean Purchase Agreement, whether individually or as a group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) become the owner, directly or indirectly, of outstanding voting securities (including voting securities acquired on conversion of notes or exercise of warrants) of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities; (iii) three or more Directors of the Company, whose election or nomination for election is not approved by a majority of the applicable Incumbent Board, are elected within any single twelve month period to serve on the Board; (iv) members of the applicable Incumbent Board cease to constitute a majority of the Board; (v) the consummation of a merger or consolidation of the Company with or into any other corporation or entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the outstanding voting securities of the surviving entity (or its parent) following the consolidation, merger or reorganization or (vi) the consummation of a sale, lease or other disposition of all or substantially all of the assets of the Company. For purposes of this Section 2(b), the terms “person” and “beneficial owner” shall have the meanings set forth in Section 13(d) and Rule 13d-3, respectively, of the Exchange Act and in the regulations promulgated thereunder. For purposes of this Section 2(b), “Incumbent Board” shall mean (i) members of the Board of Directors of the Company as of the date hereof, to the extent that they continue to serve as members of the Board, and (ii) any individual who becomes a member of the Board after the date hereof, if such individual’s election or nomination for election as a Director was approved by a vote of at least seventy-five percent (75%) of the then applicable Incumbent Board.
          (c) “Change in Control Date” shall be any date during the term of this Agreement on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment or status as an elected officer with the Company is terminated within six (6) months before the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately before the date of such termination.
          (d) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (e) “Disability,” for purposes of this Agreement, shall mean total disability as defined in any long-term disability plan sponsored by the Company in which the Executive participates, or, if there is no such plan or it does not define such term, then it shall mean the physical or mental incapacity of the Executive that prevents him from substantially performing the duties of the office or position to which he was elected or appointed by the Board for a period of at least 180 days and the incapacity is expected to be permanent and continuous through the Executive’s 65th birthday.
          (f) “Good Reason” means:
               (i) the assignment to the Executive within the Protection Period of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements, authority, duties or responsibilities), or any other action that results in a diminution in such position, authority, duties, or responsibilities excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice given by the Executive;
               (ii) a reduction by the Company in the Executive’s base salary as in effect immediately before the beginning of the Protection Period or as increased from time to time after the beginning of the Protection Period;
               (iii) a failure by the Company to maintain plans providing benefits at least as beneficial as those provided by any benefit or compensation plan (including, without limitation, any incentive compensation plan, bonus plan or program, retirement, pension or savings plan, life insurance plan, health and dental plan or disability plan) in which the Executive is participating immediately before the beginning of the Protection Period, or any action taken by the Company that would adversely affect the Executive’s participation in or reduce the Executive’s opportunity to benefit under any of such plans or deprive the Executive of any material fringe benefit enjoyed by him immediately before the beginning of the Protection Period; provided, however, that a reduction in benefits under the Company’s tax-qualified retirement, pension, or savings plans or its life insurance plan, health and dental plan, disability plans or other insurance plans, which reduction applies generally to participants in the plans and has a de minimis effect on the Executive shall not constitute “Good Reason” for termination by the Executive;
               (iv) the Company’s requiring the Executive, without the Executive’s written consent, to be based at any office or location in excess of 50 miles from his office location immediately before the beginning of the Protection Period, except for travel reasonably required in the performance of the Executive’s responsibilities;
               (v) any purported termination by the Company of the Executive’s employment for Cause otherwise than as referred to in Section 12 of this Agreement;
               (vi) any failure by the Company to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 11(c) of this Agreement; or
               (vii) any material breach of this Agreement by the Company.
          (g) “Parent” means any entity that directly or indirectly through one or more other entities owns or controls more than 50 percent of the voting stock or common stock of the Company.
          (h) “Protection Period” means the period beginning on the Change in Control Date and ending on the last day of the 30th full calendar month following the Change in Control Date.
          (i) “Subsidiary” means a company 50 percent or more of the voting securities of which are owned, directly or indirectly, by the Company.
     3. Vesting Upon Change in Control. Upon a Change in Control, any and all Common Shares (as defined in Section 4(c)), options, or other forms of securities issued by the Company and beneficially owned by the Executive (whether granted before or after the date of this Agreement) that are unvested, restricted, or subject to any similar restriction that would otherwise require continued employment by the Executive beyond the Change in Control Date in order to be vested in the hands of the Executive shall vest automatically.
     4. Benefits Upon Termination Within a Protection Period. If, during a Protection Period, the Executive’s employment is terminated by the Company other than for Cause or Disability or other than as a result of the Executive’s death or if the Executive terminates his employment for Good Reason, the Company shall, subject to Sections 8 and 9, pay to the Executive in a lump sum in cash, within 10 days after the date of termination, the aggregate of the following amounts:

          (a) an amount equal to the Executive’s full base salary and vacation pay (for vacation not taken) accrued but unpaid through the date of termination at the rate in effect at the time of the termination;
          (b) a severance amount equal to ____ times the Executive’s “Annual Compensation.” For purposes of Section 4 and 5 of this Agreement, “Annual Compensation” shall be an amount equal to the sum of (i) the Executive’s annual base salary from the Company and its Subsidiaries (including scheduled base salary increases or increases that are budgeted and approved either by the Compensation Committee of the Board of Directors or by the Board of Directors of the Company in advance of the Change in Control Date), annualized for any partial year, in effect immediately prior to the Change in Control Date; and (ii) the average of the annual bonus amounts received by the Executive in each of the two calendar years prior to the Change in Control Date for which bonuses have been paid (which annual bonus may be in the aggregate if the Executive has received more than one bonus payment for a calendar year); and
          (c) upon surrender by the Executive (which surrender shall be at the sole option of Executive) of his outstanding options to purchase common shares of the Company (“Common Shares”) granted to the Executive by the Company (the “Outstanding Options”), an amount in respect of each Outstanding Option (whether vested or not) equal to the difference between the exercise price of such Outstanding Option and the higher of (x) the fair market value of the Common Shares at the time of such termination (but not less than the closing price for the Common Shares on NASDAQ, or such other national stock exchange on which such shares may be listed, on the last trading day such shares traded prior to the date of termination), and (y) the higher of the highest price paid for Common Shares and, in the cases of securities convertible into Common Shares or carrying a right to acquire Common Shares, the highest effective price (based on the prices paid for such securities and the price at which such securities are convertible into Common Shares or at which Common Shares may be acquired), by any person or group whose acquisition of voting securities has resulted in a Change in Control of the Company, in each case in the 12 months preceding a Change in Control; provided that Executive may elect, in lieu of exercising the foregoing right, to retain the Outstanding Options and exercise all rights relating thereto in accordance with the terms of the Outstanding Options and any related option plans and agreements.
     5. Executive’s Right to Leave Employment. At any time during the six month period following a Change in Control Date, the Executive shall have the right to terminate the Executive’s employment with the Company at the Executive’s sole discretion (the “Executive Termination Right”). In the event the Executive exercises the Executive Termination Right, the Company shall, subject to Sections 8 and 9, pay the Executive in a lump sum in cash within 10 days after the date of termination the aggregate of the following amounts:
          (a) The amounts set forth in Sections 4(a) and 4(c); and
          (b) 0.75 multiplied by the amount set forth in Section 4(b).
     6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive, or other plans, practices, policies, or programs provided by the Company or any of its Subsidiaries and for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its Subsidiaries. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, practice, policy, or program of the Company or any of its Subsidiaries at or subsequent to the date of termination shall be payable in accordance with such plan, practice, policy, or program; provided, however, that the Executive shall not be entitled to severance pay, or benefits similar to severance pay, under any plan, practice, policy, or program generally applicable to employees of the Company or any of its Subsidiaries.
     7. Full Settlement; No Obligation to Seek Other Employment; Legal Expenses. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Executive or others. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, within five days following timely written demand by the Executive, all legal fees and expenses the Executive may reasonably incur as a result of any dispute or contest (regardless of outcome) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement. A written demand is timely if it is made with respect to expenses incurred during the calendar year in which the written demand is made, or incurred in the prior calendar year if the written demand is made on or before the last day of February. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations under this Agreement, in his sole discretion.
     8. Cut Back in Benefits. Notwithstanding any other provision of this Agreement, the cash lump sum payment and other benefits otherwise to be provided pursuant to Sections 3, 4, and 5 of this Agreement (the “Severance Benefit”) shall be reduced as described below if independent accountants for the Company (the “Accountants”) determine (A) that Executive would, by reason of section 4999 of the Code, be required to pay an excise tax on any part of the Severance Benefit or any part of any other payment or benefit to which Executive is entitled under any plan, practice, policy, or program, and (B) the amount of the Severance Benefit that Executive would retain on an after-tax basis, present value basis would be increased as a result of such reduction by an amount of at least $5,000. If the Severance Benefit is required to be reduced, it shall be reduced only to the extent required, in the opinion of the Accountants, to prevent the imposition upon the Executive of the tax imposed under section 4999 of the Code. The Company shall determine which elements of the Severance Benefit shall be reduced to conform to the provisions of this Section. Any determination made by the Accountants or the Company pursuant to this Section shall be conclusive and binding on the Executive. The Executive shall promptly provide to the Company such information regarding the Executive’s tax situation as the Company shall reasonably request in order to allow the Accountants to perform calculations required by this Section 8.
     9. Code Section 409A Savings Provision. Notwithstanding anything in this Agreement to the contrary, the following provisions related to payments treated as deferred compensation under Code Section 409A shall apply:

          (a) If, on the date of Executive’s “separation from service,” Executive is a “specified employee,” within the meaning of Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i) of the Code, and as a result of such separation from service Executive would receive any payment that, absent the application of these provisions, would be subject to the constructive receipt, interest, and additional tax provisions of Code Section 409A(a), then any such payment shall be made on the date that is the earliest of: (i) six (6) months after Executive’s separation from service, (ii) Executive’s date of death, or (iii) such other earliest date for which such payment will not be subject to such constructive receipt, interest, and additional tax.
          (b) It is the intention of the parties that all amounts payable under this Agreement not be subject to the constructive receipt, interest, and additional tax resulting from the application of Code Section 409A. To the extent such amounts could become subject to such constructive receipt, interest, and additional tax, the parties shall cooperate to amend this Agreement with the goal of giving Executive the same or equivalent value of the benefits described in this Agreement in a manner that does not result in such constructive receipt, interest, and additional tax. In the event the Company does not so cooperate, the Company shall indemnify Executive for any interest and additional tax arising from the application of Code Section 409A, grossed-up for any other income tax incurred by Executive related to the indemnification (i.e., indemnification of such additional income tax), assuming the highest marginal income tax rates apply to any taxable indemnification.
     10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its Subsidiaries, and their respective businesses, obtained by the Executive during the Executive’s employment by the Company or any of its Subsidiaries and that has not become public knowledge (other than by acts of the Executive or his representatives in violation of this Agreement). After the date of termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
     11. Successors.
          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives or successor(s) in interest. The Executive may designate a successor (or successors) in interest to receive any and all amounts due the Executive in accordance with this Agreement should the Executive be deceased at any time of payment. Such designation of successor(s) in interest shall be made in writing and signed by the Executive, and delivered to the Company pursuant to Section 14(b). This Section 11(a) shall not supersede any designation of beneficiary or successor in interest made by the Executive, or separately covered, under any other plan, practice, policy, or program of the Company.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company and any Parent of the Company or any successor and without regard to the form of transaction utilized to acquire the business or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or parentage had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid (and any Parent of the Company or any successor) that is required by this clause to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement.
     12. Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party given in accordance with Section 14(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any right of the Executive under this Agreement or preclude the Executive from asserting such fact or circumstance in enforcing his rights.
     13. Requirements and Benefits if Executive Is Employee of Subsidiary of Company. If the Executive is an employee of any Subsidiary of the Company, he shall be entitled to all of the rights and benefits of this Agreement as though he were an employee of the Company and the term “Company” shall be deemed to include the Subsidiary by whom the Executive is employed. The Company guarantees the performance of its Subsidiary under this Agreement.
     14. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.
          (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses for each party as first written above or to such other address as either party shall have furnished to the other in writing in accordance with this Section. Notices and communications to the Company shall be addressed to the attention of the Company’s Corporate Secretary. Notice and communications shall be effective when actually received by the addressee.
          (c) Whenever reference is made in this Agreement to any specific plan or program of the Company, to the extent that the Executive is not a participant in the plan or program or has no benefit accrued under it, whether vested or contingent, as of the Change in Control Date, then such reference shall be null and void, and the Executive shall acquire no additional benefit as a result of such reference.
          (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (e) The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (f) The Executive’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or any other provision.
     IN WITNESS WHEREOF, the Executive has set his hand to this Agreement and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed as of the day and year first above written.

INFINITY ENERGY RESOURCES, INC.

By:
Name:
Title:

EXECUTIVE